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Exhibit 23(c)

CONSENT OF OPPENHEIMER & CO. INC.

The Board of Directors
Gexa Corp.:

        We hereby consent to the reference to our firm under the caption "The Merger—Background of the Merger" and "—Opinion of Financial Advisor to Gexa" and to the use and filing of our fairness opinion dated March 27, 2005 appearing in the Registration Statement on Form S-4, and the related prospectus, and in any amendments thereto to be filed with respect to the securities to be issued pursuant to the merger.

/s/ OPPENHEIMER & CO. INC. Oppenheimer & Co. Inc.
New York, New York April 27, 2005

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CONSENT OF OPPENHEIMER & CO. INC.